QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

        We are a leading global manufacturer of highly engineered metal components for the global light vehicle market with 2004 sales of approximately $2 billion. We operate two segments focused on the global light vehicle market. The Chassis and Powertrain segments manufacture, design, engineer and assemble metal-formed and precision-engineered components and modular systems used in the transmissions, engines and chassis of vehicles. We serve approximately 200 automotive and industrial customers and our top ten customers represent approximately 67% of total 2004 sales. Prior to November 2000, we were a public company. Since we were acquired in November 2000 by a private investor group, we have actively pursued opportunities for internal growth and strategic acquisitions that were unavailable to us when the majority of our shares were publicly traded. Since November 2000, we have completed four acquisitions—Simpson in December 2000, GMTI effective January 2001, Dana Corporation's Greensboro, NC operation in May 2003, and DaimlerChrysler's New Castle operation at the beginning of our fiscal 2004. Each of these acquisitions has added to the full service, integrated metal supply capabilities of our automotive operations. Additionally, we split off our non-automotive operations, divesting our former TriMas subsidiary in June 2002, our Fittings operation in April 2003 and two aluminum die casting facilities in February 2004. In December 2004, we resumed a small operation at one of these two aluminum die casting facilities due to the independent investor's cessation of business in 2004.

        In the first quarter of 2005 and each of the last three years we have experienced significant net losses. Our net losses for the first quarter of 2005 and for the years ended 2004, 2003 and 2002 were $3.5 million, $28.0 million, $75.3 million and $64.8 million, respectively. Our 2004 losses declined in part due to the results of our recent New Castle acquisition and benefits associated with our cost restructuring efforts, but were negatively impacted by a 2.6% decline in production from our three largest customers, an approximate $20 million net negative impact from material cost increases described below, approximately $18 million in fees and expenses related to the Independent Investigation and a $7.6 million non-cash loss on the disposition of two manufacturing facilities within our Powertrain segment. For additional discussion of these factors, see "—Results of Operations."

Key Factors Affecting our Reported Results

        We operate in extremely competitive markets. Our customers select us based upon numerous factors including technology, quality and price. Supplier selection is generally finalized several years prior to the start of vehicle production and as a result, business that we win will generally not start production for two years or beyond. In addition, our results are heavily dependent on global vehicle production, and in particular the North American vehicle production of the Big 3 domestic manufacturers (GM, Ford, and DaimlerChrysler). Our customers generally require that we offer annual productivity and efficiency related price decreases on products we sell them. Critical factors to be successful in this market include global low cost production facilities, leading service and parts quality, and differentiated product and process technology. Accordingly, we focus on managing our global manufacturing presence in line with our customer needs and local market manufacturing cost differences, improving operating efficiency and production quality of our plants, fixing or eliminating unprofitable facilities and reducing our overall material costs. In addition, we spend considerable time and resources developing new technology and products to enhance performance and/or decrease cost of the products we sell to our customers. See "—Results of Operations" for more details as to the factors that affect year over year performance.

        The rise in material costs, especially steel, continues to negatively impact our results. This and other increases in our raw material costs increased our cost of goods sold by approximately $42 million in the first quarter of 2005 (approximately $23 million related to steel increases) and by approximately $53 million for fiscal 2004 (approximately $35 million related to steel increases). Note that steel price increases primarily relate to our forgings operations within the Chassis segment while the remaining increases are spread across all of our other businesses and are related to numerous raw material increases such as molybdenum and casting components we purchase. However, we were able to recover approximately $32 million for the first quarter of 2005 and approximately $31 million for fiscal 2004 of this increase through negotiated or contractual price recovery from our customers, cost reductions, a decrease in our annual productivity/price reductions given to our customers, scrap sales and steel resourcing efforts. Our ability to fully execute this recovery on a going forward basis is not guaranteed. Additionally, it appears that raw material costs will continue to increase in 2005 and although we have initiatives in place to offset these expected increases, there is no guarantee that these efforts will be successful.

        Our strategy is centered on growth through new business awards and acquisitions. We have a significant new project backlog and have completed several recent acquisitions that we believe will enable us to better serve our customer base and provide enhanced returns. In order to finance a large portion of this activity, we incurred significant new debt. As such, we have substantial leverage and are constrained by various covenant limitations (see "—Debt, Capitalization and Available Financing Sources" for more details surrounding these covenants). As we continue to invest in the resources to produce our new business backlog and thus grow our business, a significant portion of our operating cash flow will be used to buy new capital equipment, expand production capacity and invest in new technology in addition to servicing principal and interest payments on our debt obligations. Therefore, we are focused on our cash generation ability (we monitor this internally through "Adjusted EBITDA"; see the discussion below in "Key Indicators of Performance (Non-GAAP Financial Measures)" for further explanation), and working capital and fixed asset efficiency to assess our ability to favorably finance our new business backlog.

        Our first quarter 2005 net sales were $579 million versus first quarter 2004 net sales of $481 million. The primary driver of the increase in our 2005 sales was $69 million in additional net new business related to new product launches and ramp-up of existing programs. The launch of several product lines (principally DaimlerChrysler for vehicle platforms pertaining to the 300C, Magnum and Grand Cherokee) within our Chassis segment contributed $45 million in the first quarter of 2005 of net new business. The Powertrain segment contributed $24 million in net new business from new product launches and ramp-up of existing programs. The above net new business numbers include the effect of the 9.3% decrease in North American vehicles production from our three largest customers (Ford, GM and DaimlerChrysler) during the first quarter of 2005. In addition, we had an approximately $32 million increase in sales to help offset rising material costs as well as a $4 million benefit from foreign exchange movements. However, these increases were partially offset by an approximately $4 million decrease related to our divestiture of two aluminum die casting facilities in the first quarter of 2004. Our gross profit was $52.9 million or 9.1% of net sales for 2005 compared to $52.2 million or 10.9% of net sales for 2004. The increase of $0.7 million was primarily due to the sales increase discussed above offset by three other factors that contributed to our decline in gross margin percentage. First, we did not intend to profit on material cost increases and in fact passed on less than 100% of our cost increases to our customers. We were able to offset the majority of the remaining material cost increase that we did not recover in pricing through cost reduction efforts in our business. The effect on gross margin was 0.6%. The second factor reducing gross margin was the costs associated with plant consolidation efforts in our Chassis segment, which amounted to approximately $1 million in the first quarter of 2005. The remaining reduction to gross margin was a $1.8 million increase in depreciation and amortization expense, a slightly negative product sales mix in the first quarter and higher operating costs such as tooling, scrap and repair and maintenance expenses in two of our

Chassis facilities. Operating profit increased from $13.2 million in 2004 to $23.9 million in 2005. In addition to the above factors, the increase in 2005 operating profit is primarily the result of a charge of $7.6 million that was taken in connection with our divestiture of two manufacturing facilities within our former Driveline segment in the first quarter of 2004 as well as a $2.5 million curtailment gain for retiree medical benefits in the first quarter of 2005. The remaining difference is primarily due to a $0.8 million unrealized gain on foreign exchange movements on working capital in the first quarter of 2005.

        Net sales for 2004 were $2,004 million versus $1,508 million for 2003. The primary source of the increase in our 2004 sales was our New Castle acquisition, which contributed approximately $446 million for the year. In addition, we had approximately $81 million in additional volume related to new product launches and ramp-up of existing programs as well as a $29 million benefit from foreign exchange movements. However, these increases were partially offset by approximately $60 million related to the divestiture of two aluminum die casting facilities within our Powertrain segment and a 2.6% decrease in North American vehicles production from our three largest customers (Ford, GM and DaimlerChrysler). Operating profit increased to $29 million in 2004 from $20 million in 2003. The increase in 2004 operating profit is primarily the result of the New Castle acquisition, which contributed approximately $21 million for the year; an approximate $12 million decrease in fixed asset losses; an approximate $10 million decrease in restructuring charges; $5 million from foreign exchange movements; and an approximate $13 million increase in our Powertrain segment driven primarily by increased sales activity due to new product launches. Negatively offsetting these increases was approximately $18 million in fees and expenses related to the Independent Investigation, an approximate $19 million decline in our North American forging operations and a $7.6 million charge taken in connection with the divestiture of two manufacturing facilities within our Powertrain segment.

Key Indicators of Performance (Non-GAAP Financial Measures)

        In evaluating our business, our management considers Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.

        We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, asset impairment, non-cash losses on sale-leaseback of property and equipment and non-cash restricted stock award expense. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although our consolidation, restructuring and integration efforts are continuing and driven in part by our acquisition activity, our management eliminates these costs to evaluate underlying business performance. Caution must be exercised in eliminating these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts. Moreover, even if the anticipated benefits are realized, they may be offset by other business performance or general economic issues.

        Management believes that Adjusted EBITDA, is the best indicator (together with a careful review of the aforementioned items) of our ability to service and/or incur indebtedness as we are a highly leveraged company. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and internally by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incentivize and compensate our management personnel, as a measure of segment performance, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other interested parties as a measure of financial performance and debt-service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital equipment or contractual commitments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

  •
  it does not reflect changes in, or cash requirements for, our working capital needs;

  •
  it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

  •
  it includes amounts resulting from matters we consider not to be indicative of underlying performance of our fundamental business operations, as discussed herein; and

  •
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

        Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We carefully review our operating profit margins (operating profit as a percentage of net sales) at a segment level, which are discussed in detail in our year-to-year comparison of operating results.

        The following is a reconciliation of our Adjusted EBITDA to net income (loss) for the three months ended April 3, 2005 and March 28, 2004:

	2005	2004
	(In thousands)
Net loss	$(3,500)	$(5,250)
Income tax benefit	(1,890)	(240)
Interest expense	22,600	20,100
Depreciation and amortization in operating profit	33,330	31,530
Non-cash stock award expense	—	230
Preferred stock dividend	5,440	4,260
Gain on maturity of interest rate arrangements	—	(6,590)
Loss on disposition of manufacturing facilities	—	7,600
Equity (gain) loss from affiliates, net	(610)	(1,460)
Certain items within other, net(1)	2,470	2,350

Adjusted EBITDA	$57,840	$52,530

(1)
Reconciliation of Other Expense

	2005	2004
	(In thousands)
Items excluded from Adjusted EBITDA (amortization of financing fees and A/R securitization fees)	$2,470	$2,350
Items included in Adjusted EBITDA (includes foreign currency, royalties and interest income)	(660)	30

Total other, net	$1,810	$2,380

        The following details certain items relating to our consolidation, restructuring and integration efforts and other charges not eliminated in determining Adjusted EBITDA, but that we would eliminate in evaluating the quality of our Adjusted EBITDA:

	2005	2004
	(In thousands)
Restructuring charges	$(1,290)	$(190)
Fixed asset disposal losses	(550)	(320)
Foreign currency gains (losses)	360	(430)
Independent investigation fees	—	(1,170)
FAS 87/106 curtailment gain	2,500	—

        The following is a reconciliation of our Adjusted EBITDA to net loss for the three years ended January 2, 2005, December 28, 2003 and December 29, 2002:

	2004	2003	2002
	(In thousands)
Net loss	$(27,990)	$(75,330)	$(64,760)
Income tax benefit	(36,870)	(8,660)	(40,960)
Interest expense	82,140	75,510	91,000
Depreciation and amortization in operating profit	132,100	106,350	107,430
Non-cash stock award expense	560	3,090	4,880
Preferred stock dividends and accretion	19,900	—	—
Non-cash gain on maturity of interest rate arrangements	(6,570)	—	—
Loss on disposition of manufacturing facilities	7,600	—	—
Loss on repurchase of debentures and early retirement of term loans	—	—	68,860
Loss on interest rate arrangements upon early retirement of term loans	—	—	7,550
Asset impairment	—	4,870	—
Gain on disposition of TriMas and Saturn investments	(8,020)	—	—
Cumulative effect of accounting change	—	—	36,630
Equity(gain) loss from affiliates, net	(1,450)	20,700	1,410
Certain items within other, net(1)	9,270	7,470	10,590

Total Company Adjusted EBITDA	$170,670	$134,000	$222,630

(1)
Reconciliation of Other Expense:

	2004	2003	2002
	(In thousands)
Items excluded from Adjusted EBITDA (amortization of financing fees and A/R securitization fees)	$9,270	$7,470	$10,590
Items included in Adjusted EBITDA (includes foreign currency, royalties and interest income)	(1,000)	610	(1,610)

Total other, net	$8,270	$8,080	$8,980

        The following details certain items relating to our consolidation, restructuring and integration efforts and other charges not eliminated in determining Adjusted EBITDA, but that we would eliminate in evaluating the quality of our Adjusted EBITDA:

	2004	2003	2002
	(In thousands)
Restructuring charges	$(2,750)	$(13,130)	$(3,470)
Fixed asset disposal losses	(3,180)	(14,870)	(750)
Foreign currency gains (losses)	(940)	(1,010)	(200)
Independent investigation fees	(17,830)	—	—

Functional and Divisional Realignments

        In January 2005, we reorganized to streamline our operating efficiency and cost structure. Our operations were consolidated into two segments: Chassis segment and the Powertrain segment. The Chassis segment consists of our former Chassis operations plus a portion of our former Driveline operations, while the Powertrain segment consists of our former Engine operations combined with the remainder of the former Driveline operations. Prior year amounts have been restated to reflect these changes for comparison purposes.

Results of Operations

  Quarter Ended April 3, 2005 Versus March 28, 2004

        Net Sales.    Net sales by segment and in total for the three months ended April 3, 2005 and March 28, 2004 were:

Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Chassis Segment	$338,450	$267,360
Powertrain Segment	240,300	213,780

Total Company	$578,750	$481,140

        Our first quarter 2005 net sales were $579 million versus first quarter 2004 net sales of $481 million. The primary driver of the increase in our 2005 sales was $69 million in additional net new business related to new product launches and ramp-up of existing programs. The launch of several product lines (DaimlerChrysler vehicle platforms LX, WK) within our Chassis segment contributed $45 million in the first quarter of 2005 of net new business. The Powertrain segment contributed $24 million in net new business from new product launches and ramp-up of existing programs. The above net new business numbers include the effect of the 9.3% decrease in North American vehicles production from our three largest customers (Ford, GM and DaimlerChrysler) during the first quarter of 2005. In addition, we had an approximately $32 million increase in sales to help offset rising material costs as well as a $4 million benefit from foreign exchange movements. However, these increases were partially offset by an approximately $4 million decrease related to our divestiture of two aluminum die casting facilities in the first quarter of 2004. The specific sales differences are further explained in the segment information section.

        Gross Profit.    Gross profit by segment and in total for the three months ended April 3, 2005 and March 28, 2004 was:

Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Chassis Segment	$22,290	$25,920
Powertrain Segment	35,630	30,670
Corporate/centralized resources	(5,040)	(4,380)

Total Company	$52,880	$52,210

        Our gross profit was $52.9 million or 9.1% of net sales for 2005 compared to $52.2 million or 10.9% of net sales for 2004. The increase of $0.7 million was primarily due to the sales increase discussed above offset by three other factors that contributed to our decline in gross margin percentage. First, we did not intend to profit on material cost increases and in fact passed on less than 100% of our cost increases to our customers. We were able to offset the majority of the remaining material cost increase that we did not recover in pricing through cost reduction efforts in our business. The effect on gross margin was 0.6%. The second factor reducing gross margin was the costs associated with plant consolidation efforts in our Chassis segment, which amounted to approximately $1 million in the first quarter of 2005. The remaining reduction to gross margin was a $1.8 million increase in depreciation and amortization expense, a slightly negative product sales mix in the first quarter and operational issues in two of our Chassis facilities.

        Selling, General and Administrative.    Selling, general and administrative expenses were $27.7 million or 4.8% of net sales for 2005 compared to $31.2 million or 6.5% of sales in 2004. The $3.5 million decrease from 2004 to 2005 is primarily explained by a $2.5 million post-retirement medical curtailment gain. The remaining difference is primarily due to a $0.7 million unrealized gain on foreign exchange movements on working capital. Selling, general and administrative expenses as a percentage of sales decreased due to the fact that we were able to increase our sales without adding additional resources.

        Depreciation and Amortization.    Depreciation and amortization expense by segment and in total for the three months ended April 3, 2005 and March 28, 2004 was:

Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Chassis Segment	$18,700	$16,560
Powertrain Segment	12,430	11,780
Corporate/centralized resources	2,200	3,190

Total Company	$33,330	$31,530

        The net increase in depreciation and amortization of approximately $1.8 million is principally explained by capital spending exceeding our depreciation expense over the past several years. Thus, the additional capital spending accounts for the increase in depreciation expense.

        Restructuring Charges.    We incurred $1.3 million of additional restructuring charges in the first quarter of 2005 compared to $0.2 million incurred in the first quarter of 2004. The 2005 charges are primarily as a result of headcount reductions related to the consolidation of our operations into two segments. Net restructuring activity in the first quarter of 2005 is as follows:

Severance Costs
(In thousands)
Balance at January 2, 2005	$3,930
Charges to expense	1,290
Cash payments	(1,950)

Balance at April 3, 2005	$3,270

        Business Disposition.    In connection with our sale of two aluminum die casting facilities in our Driveline segment, we incurred a $7.6 million charge in the first quarter of 2004. This charge represents a book value of approximately $12 million in fixed assets and deferred financing fees offset by the $4.1 million in cash consideration paid by Lester PDC for the assets.

        Operating Profit.    Operating profit was $23.9 million, or 4.1% of sales, for the first quarter of 2005 compared to $13.2 million, or 2.7% of sales, for the same period in 2004. The $7.6 million charge relating to the disposition of two manufacturing facilities discussed above represented 1.6% of sales. This resulting $3 million increase is principally explained by the factors discussed above, including additional sales volume, the post-retirement curtailment gain and other decreases in our selling, general and administrative expenses. The makeup of each of these differences is discussed in greater detail above. Operating profit by segment for the three months ended April 3, 2005 and March 28, 2004 is as follows:

Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Chassis Segment	$8,990	$13,350
Powertrain Segment	21,260	9,320
Corporate/centralized resources	(6,400)	(9,470)

Total Company	$23,850	$13,200

        Adjusted EBITDA.    Management reviews our segment operating results based upon the Adjusted EBITDA definition as discussed in the "Key Indicators of Performance (Non-GAAP Financial Measures)" section. Accordingly, we have separately presented such amounts in the table below. Adjusted EBITDA increased to $57.8 million in the first three months of 2005 from $52.5 million during the same period in 2004. The primary drivers of this increase are explained above in the operating profit and depreciation and amortization discussions, and will be further detailed in the segment detail that follows. Additionally, in "—Segment Information" below, we provide a reconciliation between Adjusted EBITDA and operating profit.

Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Chassis Segment	$27,690	$29,910
Powertrain Segment	33,690	28,710
Corporate/centralized resources	(3,540)	(6,090)

Total Company	$57,840	$52,530

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA:
Restructuring charges	$(1,290)	$(190)
Fixed asset disposal losses	(550)	(320)
Foreign currency gains (losses)	360	(430)
Independent investigation fees	—	(1,170)
FAS 87/106 curtailment gain	2,500	—

        Interest Expense.    Interest expense increased from $20.1 million in the first quarter of 2004 to approximately $22.6 million in 2005. The increase is principally due to average interest rate increases of between 1% and 1.5% on our term loan and revolving credit facility borrowings during the first quarter of 2005 versus the prior year. An increase in the average outstanding balance on our revolving credit facility also contributed to an increase in interest expense in 2005 compared with the same period in 2004.

        Equity Gain (Loss) from Affiliates.    Equity gain (loss) from affiliates was $0.6 million in the first quarter of 2005. The decrease versus our first quarter 2004 gain of $1.5 million is due to the sale of our interest in Saturn Electronics & Engineering, Inc. in December 2004 and the sale of a portion of our investment in TriMas to Masco Corporation in November 2004.

        Other, Net.    Other, net decreased to $1.8 million in the first quarter of 2005 versus a loss of approximately $2.4 million in the first quarter of 2004. The primary reason for the decline is a $0.4 million gain in foreign currency in 2005 versus a $0.4 million loss in foreign currency in 2004.

        Preferred Stock Dividends.    Preferred stock dividends (including accretion of $0.3 million in 2005) were $5.4 million in the first quarter of 2005 as compared to $4.3 million for the same period in 2004. This increase is due to compounding interest on unpaid dividends.

        Taxes.    The provision for income taxes for the first quarter of 2005 was a benefit of $1.9 million as compared with a benefit of $0.2 million for the first quarter of 2004. The effective tax rate for the first quarter of 2005 was approximately 35% as compared with approximately 4% for the first quarter of 2004. The preferred stock dividends above are not deductible for tax purposes and accordingly, no tax benefits were taken for these dividends in either year. Elements accounting for the variation in the effective tax rate were the relationship of U.S. to non-U.S. income (loss) before income taxes in the first quarter of 2005 as compared to the first quarter of 2004 and the inclusion of unremitted earnings of a foreign subsidiary under APB No. 23 in the first quarter of 2004.

Segment Information

        Chassis Segment.    Sales for our Chassis segment increased in the first quarter of 2005 to $338.5 million versus $267.4 million in the prior period. The primary driver of the approximately $71 million increase in sales is the addition of approximately $45 million in net additional volume during the first quarter of 2005 including sales increases for several DaimlerChrysler vehicle platforms such as the LX, WK and RS. There were approximately $23 million in sales increases to our customers associated with the recovery of approximately $30 million in material cost increases, approximately $4 million in additional sales from a facility that was transferred from the Powertrain segment and a $2 million benefit in foreign exchange fluctuations. Adjusted EBITDA for the segment decreased from $29.9 million in the first quarter of 2004 to $27.7 million in 2005. Incremental profit from the additional revenue discussed above was fully offset by profit on lost/attrition business and other economic cost increases in our business (such as wages, etc.). The decrease in Adjusted EBITDA is primarily explained by approximately $1 million in costs to consolidate manufacturing space and $1 million related to higher operating costs at two plant locations (which our management team is actively working to address). Unrecovered material cost increases of approximately $7 million were fully offset by cost reductions in the operations. Operating profit decreased by $4.4 million in the first quarter of 2005 due to the above factors as well as an increase of $2.1 million in depreciation and amortization expense.

Chassis Segment	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Sales	$338,450	$267,360
Operating profit	$8,990	$13,350
Depreciation and amortization	18,700	16,560

Adjusted EBITDA	$27,690	$29,910

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA:
Restructuring charges	$190	$160
Fixed asset losses	310	30
Foreign currency (gains) losses	(30)	30

        Powertrain Segment.    Sales for our Powertrain segment were $240.3 million in the first quarter of 2005 versus $213.8 million in 2004. Net sales increased approximately $26.5 million due to higher sales volume from existing customers and products launched in 2004 as well as an approximately $2 million benefit in foreign exchange fluctuations. In addition, there were approximately $9 million in sales increases associated with the recovery of material costs to our customers. This was offset by approximately $4 million related to the divestiture of two aluminum die casting facilities in January 2004 and approximately $4 million related to transferring a facility to the Chassis group in January 2005. Adjusted EBITDA for the segment increased to $33.7 million versus $28.7 million in the prior year. The increase is principally due to the incremental profit on the sales volume increase noted above. Operating profit increased from $9.3 million in 2004 to $21.3 million in 2005. In addition to the factors discussed above influencing Adjusted EBITDA, the increase in 2005 is primarily attributable to a $7.6 million charge in the first quarter of 2004 in connection with the disposition of two manufacturing facilities, as well as an increase of $0.7 million in 2005 depreciation and amortization expense.

Powertrain Segment	Three Months Ended April 3, 2005	Three Months Ended March 30, 2004
	(In thousands)
Sales	$240,300	$213,780
Operating profit	$21,260	$9,320
Asset impairment	—	7,600
Depreciation and amortization	12,430	11,780

Adjusted EBITDA	$33,690	$28,700

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA:
Restructuring charges	$110	$30
Fixed asset losses	240	290
Foreign currency (gains) losses	(330)	400

        Corporate/Centralized Resources.    Adjusted EBITDA for Corporate/Centralized Resources was a loss of $3.5 million in the first quarter of 2005 versus a loss of $6.1 million in same period in 2004. This decrease in expense is primarily attributable to $2.5 million related to the post-retirement medical curtailment gain in the first quarter of 2005. In addition, there were approximately $1.2 million of independent investigation fees in the first quarter of 2004. These were offset by an approximately $1 million increase in restructuring charges in the first quarter of 2005. Operating profit increased by $3.1 million in 2005 due to the factors discussed above as well as a decrease in depreciation and amortization.

Corporate/Centralized Resources	Three Months Ended April 3, 2005	Three Months Ended March 28, 2004
	(In thousands)
Operating profit	$(6,400)	$(9,470)
Non-cash stock award expense	—	230
Depreciation and amortization	2,200	3,190
Other, net	660	(30)

Adjusted EBITDA	$(3,540)	$(6,080)

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA:
Restructuring charges	$990	$—
Independent investigation fees	—	1,170
FAS 87/106 curtailment gain	(2,500)	—

  2004 Versus 2003

        Net Sales.    Net sales by segment and in total for the years ended January 2, 2005 and December 28, 2003 were:

Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Chassis Segment	$1,145,450	$685,350
Powertrain Segment	858,810	822,850

Total Company	$2,004,260	$1,508,200

        Net sales for fiscal 2004 were $2,004 million versus $1,508 million for fiscal 2003. The primary driver of the increase in our 2004 sales was our New Castle acquisition, which contributed approximately $446 million for the year. In addition, we had approximately $81 million in additional volume related to new product launches and ramp up of existing programs and a $29 million benefit from foreign exchange movements. There was also a net $5 million benefit to sales as the price increases to our customers related to increased material prices were not entirely offset by our productivity related price discounts offered to our customers. However, these increases were partially offset by approximately $60 million related to our divestiture of two aluminum die casting facilities within our Powertrain segment and a 2.6% decrease in North American vehicle production from our three largest customers (Ford, General Motors and DaimlerChrysler).

        Gross Profit.    Gross profit by segment and in total for the years ended January 2, 2005 and December 28, 2003 was:

Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(in thousands)
Chassis Segment	$81,240	$72,670
Powertrain Segment	108,000	94,360
Corporate/centralized resources	(16,230)	(11,500)

Total Company	$173,010	$155,530

        Our gross profit was $173 million or 8.6% of net sales for 2004 compared to $155.5 million or 10.3% of net sales for 2003. The increase of $17.5 million was primarily due to the $21 million contribution from the New Castle acquisition. In addition to the New Castle Acquisition, we also benefited from an approximate $12 million reduction in fixed asset losses, an approximate $11 million increase from our Powertrain operations driven primarily by additional sales volume and a $5 million benefit in foreign exchange fluctuations. Partially offsetting these increases was a $19 million decline in our Forgings operations (primarily related to a $30 million increase in steel costs during fiscal 2004 offset by approximately $15 million in price increases to our customers) and a $3 million one-time payment made to one of our customers relating to a new business award. Both of these items are further explained in the segment discussion that follows. In addition to these factors, we have also experienced net raw material cost increases (net of price increases associated with the recovery of material costs to our customers) across our other Chassis and Powertrain operations of approximately $7 million.

        Selling, General and Administrative.    Selling, general and administrative expense was $133.3 million or 6.6% of net sales for 2004, compared to $117.2 million or 7.8% of total net sales for 2003. The $16 million increase from 2003 to 2004 is primarily related to approximately $18 million of expense associated with the Independent Investigation. These expenses relate to fees paid to our bank group for waivers, professional fees and severance expense for individuals terminated as a result of the Independent Investigation. Selling, general and administrative expenses also benefited by an approximate $1.5 million pension curtailment gain related to the disposition of two manufacturing facilities discussed earlier and an approximate $0.5 million post-retirement curtailment gain related to the elimination of benefits for salaried employees not grandfathered by having obtained age 50 with five years of service or 20 years of services as of January 1, 2003. The reduction in selling, general and administrative expenses as a percentage of net sales reflects the benefits from restructuring efforts initiated in 2003 and the fact that New Castle was able to integrate into our operation without significant additional administrative investment.

        Depreciation and Amortization.    Depreciation and amortization expense by segment and in total for the years ended January 2, 2005 and December 28, 2003 and was:

Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Chassis Segment	$71,530	$48,260
Powertrain Segment	49,720	48,750
Corporate/centralized resources	10,850	9,340

Total Company	$132,100	$106,350

        The net increase in depreciation and amortization of approximately $25.8 million is principally explained by $18.6 million of depreciation and amortization expense associated with our New Castle acquisition. Additionally, for the past several years capital spending has been in excess of our depreciation expense. Thus, the additional capital spending primarily accounts for the remaining increase in depreciation expense.

        Restructuring Charges.    We incurred approximately $2.8 million of restructuring costs in fiscal 2004 compared to $13.1 million incurred in fiscal 2003. Of the 2004 charges, approximately $1.7 million relates to our Chassis segment, where the majority of the charge relates to the closure of a facility in Europe and headcount reduction activities in our Forging operations. An additional $0.8 million relates to costs to reduce headcount in our Corporate center with the remaining amounts relating to headcount reductions in our Powertrain segment. Net restructuring activity for fiscal 2004 is as follows:

	Acquisition Related Severance Costs	2002 Additional Severance And Other Exit Costs	2003 Additional Severance And Other Exit Costs	2004 Additional Severance And Other Exit Costs	Total
	(In thousands)
Balance at December 28, 2003	$1,380	$360	$7,310	$—	$9,050
Charges to expense	—	—	—	2,750	2,750
Cash payments	(310)	(360)	(4,600)	(2,240)	(7,510)
Reversal of unutilized amounts	(360)	—	—	—	(360)

Balance at January 2, 2005	$710	$—	$2,710	$510	$3,930

        Asset Impairment.    In our fiscal 2003 analysis, we recorded a $4.9 million charge in our Powertrain segment associated with two plants with negative operating performance in our fiscal 2003 financial results in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Subsequent to December 28, 2003, these two facilities were sold to an independent third party. The sales price to this third party was used to determine the fair market value of the facilities for the SFAS No. 144 impairment analysis.

        Disposition of Manufacturing Facilities.    In connection with our sale of the two aluminum die casting facilities in our Powertrain segment discussed above, we incurred a $7.6 million loss for fiscal 2004. This loss represents a book value of approximately $12 million in fixed assets and deferred financing fees offset by the $4.1 million in cash consideration paid by Lester PDC for the assets. See Note 18, Disposition of Businesses, to the consolidated financial statements included herein for additional discussion.

        Operating Profit.    Operating profit was $29.4 million for 2004 compared to $20.3 million in 2003. The $9.1 million increase in operating profit is the result of the $17.5 million increase in gross profit, the $16 million increase in selling general and administrative expenses, the net change between the $7.6 million loss on disposition of manufacturing facilities recorded in 2004 and the $4.9 million asset impairment charge taken in 2003 and the reduction of approximately $10 million in restructuring charges year over year. The elements of each of these variations are discussed in greater detail above.

Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Chassis Segment	$31,250	$32,500
Powertrain Segment	45,760	27,340
Corporate/centralized resources	(47,600)	(39,540)

Total Company	$29,410	$20,300

        Adjusted EBITDA.    Management reviews our segment operating results based upon the Adjusted EBITDA definition as discussed in the "Key Indicators of Performance (Non-GAAP Financial Measures)" section. Accordingly, we have separately presented such amounts in the table below. Adjusted EBITDA increased to $170.7 million in 2004 from $134 million in 2003. The primary drivers of this increase are explained above in the operating profit discussion and will be further detailed in the segment detail that follows. Additionally, in the "Segment Information" below provides a reconciliation between Adjusted EBITDA and operating profit.

Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Chassis Segment	$102,960	$81,200
Powertrain Segment	103,080	80,960
Corporate/centralized resources	(35,370)	(28,160)

Total Company	$170,670	$134,000

Memo: Fixed asset losses included in the calculation of both operating profit and Adjusted EBITDA	$(3,180)	$(14,870)

Other, net (income) expense included in the calculation of Adjusted EBITDA	$(1,000)	$610

        Interest Expense.    Interest expense increased by $6.6 million due to higher average debt levels in 2004 compared to 2003. This increase is principally due to $3.2 million in interest arising from the 10% senior subordinated notes from our New Castle acquisition, $13.2 million in interest arising from our 10% senior notes issued in October 2003 and approximately $7 million in interest arising from higher debt balances resulting from increased usage of our revolving credit and slightly increased borrowing rates on our senior debt facilities. These increases were offset by a decrease of $4.0 million in cash interest expense and $7.2 million of interest accretion related to the redemption of the $98.5 million outstanding balance on the 4.5% subordinated debentures that were paid off in December 2003 and $5.4 million in interest expense related to the maturity of our interest rate arrangements in February 2004.

        Gain on the Maturity of Interest Rate Arrangements.    In the first quarter of 2004, we recorded a $6.6 million non-cash gain on the maturity of these interest rate arrangements which is reflected as a "non-cash gain on maturity of interest rate arrangements" in our consolidated statement of operations incorporated herein. See the "Liquidity and Capital Resources" section below for additional discussion of our capital structure.

        Equity Gain (Loss) from Affiliates, Net.    Equity gain (loss) from affiliates, net increased from a loss of $20.7 million to a $1.5 million gain in 2004 due to the operating results of our equity affiliates.

        Gain on the Sale of Investments in Saturn and TriMas.    In addition to the equity earnings, we recognized a net gain of $8.0 million on the sale of our interest in Saturn Electronics, which was sold in December 2004, and a gain on the sale of a portion of our investment in TriMas to Masco Corporation which was sold in November 2004. Our equity earnings (loss) from affiliates reflect the change in ownership percentages based upon the date of the sales of the investments. See Note 6, Equity Investments and Receivables in Affiliates, to the Consolidated Balance Sheets at January 2, 2005 and December 28, 2003 included herein for additional discussion of the sale of both the Saturn and TriMas investment amounts.

        Other, Net.    Other, net increased by $0.2 million to a loss of $8.3 million in 2004 compared to a loss of $8.1 million in 2003. In conjunction with our 2004 credit facility amendment, $1.2 million of the unamortized balance related to the 2003 credit facility amendment was expensed in 2004. This increase in Other, net was partially offset by a gain on the disposition of a joint venture in Korea during the second quarter of 2004.

        Preferred Stock Dividends.    Preferred stock dividends (including accretion of $1.1 million in 2004) were $19.9 million in 2004 as compared to $9.3 million in 2003. This increase is due to the dividends on the $64.5 million of preferred stock issued in connection with the New Castle acquisition and compounded interest on preexisting preferred stock. Due to our adoption of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" as of the first quarter of 2004, preferred stock dividends are included in "other expense, net" on our consolidated statement of operations beginning in 2004.

        Taxes.    The provision for income taxes for 2004 was a benefit of $36.9 million as compared to a benefit of $8.7 million for 2003. The primary reasons for our effective tax rate being different from our statutory rate are non-deductible preferred stock dividends, reversal of a prior period contingent tax accrual, refunds, foreign losses for which tax benefits are not recognized and foreign tax rates below the U.S. rate as well as the provision for unremitted earnings of a foreign subsidiary. In addition, in July 2004, we received a $27 million tax refund from the IRS that resulted from a claim filed by us in 2002. This claim was based on a 2002 change in the U.S. Treasury Regulations, which permitted us to utilize a previously disallowed capital loss that primarily resulted from the sale of a subsidiary in 2000. The $7 million received in excess of the refund previously recorded was considered in the tax provision for fiscal 2004.

Segment Information

        Chassis Segment.    Sales for our Chassis segment increased to $1,145.5 million in 2004 as compared to $683.4 million in 2003. The primary drivers of the approximate $460 million increase in sales is a $446 million contribution from the New Castle acquisition, a $16 million benefit in foreign exchange fluctuations, and approximately $3 million in price increases (net of material cost recovery and productivity related price concessions to our customers) incurred in fiscal 2004 offset by a $6 million decrease due to the divestiture of our Fittings business in May 2003.

Chassis Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Sales	$1,145,450	$685,350
Operating profit	$31,250	$32,500
Depreciation and amortization	71,530	48,260
Legacy stock award expense	180	440

Adjusted EBITDA	$102,960	$81,200

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$1,680	$2,920
Fixed asset (gains) losses	(730)	4,910
Foreign currency losses	70	260

        Operating income decreased by approximately $1.3 million as cost savings and profits from new business were not able to fully offset the approximate $19 million year over year decline in the Forging operations (primary issue was an approximate $30 million increase in the price to procure steel during fiscal 2004 as compared to fiscal 2003 offset by approximately $15 million in price increases to our customers). However, the $21 million contribution from the New Castle acquisition (results are net of approximately $10 million in operating leases used to finance the acquisition), an increase in fixed asset gains over the prior year by approximately $5.6 million served to offset the negative effect of the Forging operations and a reduction in restructuring charges from 2003 of approximately $1.2 million. In addition, other items reducing operating profit included an increase of approximately $4.8 million in depreciation and amortization relating to Chassis entities other than New Castle, approximately $1.5 million from the divestiture of our Fittings operation, approximately $2 million in net raw material price increases in other non-forging operations and approximately $2 million in customer pricing concessions. Adjusted EBITDA increased by approximately $22 million in 2004 compared to 2003 due to the aforementioned explanations and an increase of approximately $23.3 million in depreciation and amortization primarily related to the New Castle acquisition.

        Powertrain Segment.    Sales for our Powertrain segment were $858.8 million in 2004 as compared to $822.9 million in 2003. The $35.9 million increase primarily reflects $82 million in additional volume from new product launches and an approximate $13 million benefit related to foreign exchange movements. These increases were offset by approximately $60 million related to the divestiture of two aluminum die casting facilities. Operating profit increased by $18.4 million due primarily to $13 million from increased sales volume on new programs, a decrease in fixed asset losses of approximately $5 million in 2004 versus 2003, a $6.6 million improvement from the disposition of two aluminum die casting manufacturing facilities, a reduction in restructuring charges from 2003 of approximately $4.1 million, and an approximate $1.3 million benefit related to foreign exchange movements. However, our Powertrain segment's operating margins were negatively impacted by a $7.6 million loss on the disposition of two aluminum die casting manufacturing facilities, approximately $5 million in raw material cost increases (net of price increases associated with the recovery of material costs to our customers), a $3 million one-time payment made to one of our customers relating to a new business award and incremental depreciation and amortization expense of $1.0 million. Adjusted EBITDA increased by approximately $22.1 million in 2004 compared to 2003 due to the aforementioned reasons.

Powertrain Segment	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Sales	$858,810	$822,850
Operating profit	$45,760	$27,340
Asset impairment	—	4,870
Loss on disposition of manufacturing facilities	7,600	—
Depreciation and amortization	49,720	48,750

Adjusted EBITDA	$103,080	$80,960

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$240	$4,380
Fixed asset losses	2,700	7,790
Foreign currency (gains) losses	870	(1,270)

        Corporate/Centralized Resources.    Adjusted EBITDA for Corporate/Centralized Resources was a loss of $35.4 million in 2004 versus a loss of $28.2 million in 2003. We incurred approximately $18 million of expenses associated with our Independent Investigation. After considering for these expenses, corporate expenses decreased by approximately $11 million. The reduction is principally explained by a $5.0 reduction in restructuring charges in 2004, pension and post-retirement curtailment gains of approximately $2.0 million in 2004 and discussed further in Note 24, Employee Benefit Plans, to the consolidated financial statements included herein, a decrease in fixed asset losses of $1 million in 2004 and a decrease of $1.6 million in Other, Net. The remaining decrease in Corporate costs primarily relates to a reduction in overall expenses in part related to restructuring events initiated in 2003. Operating profit decreased by $8.1 million, which is also explained in the factors described above and a $1.5 million increase in depreciation and amortization and a $2.3 million decrease in stock award expense.

Corporate/Centralized Resources	Year Ended January 2, 2005	Year Ended December 28, 2003
	(In thousands)
Operating profit	$(47,600)	$(39,540)
Depreciation and amortization	10,850	9,340
Stock award expense	380	2,650
Other, net	1,000	(610)

Adjusted EBITDA	$(35,370)	$(28,160)

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$830	$5,830
Fixed asset losses	1,210	2,170
Other, Net (income) expense	(1,000)	610
Independent investigation fees	17,830	—

  2003 Versus 2002

        Due to the divestiture of our former TriMas subsidiary in June 2002, the 2002 and 2003 consolidated results are not comparable. Thus, for purposes of our discussion, we will exclude TriMas results, where applicable and quantifiable, and discuss the performance of our Automotive Group operations.

        Net Sales.    Net Sales by segment and in total for the years ended December 28, 2003 and December 29, 2002 were:

Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Chassis Segment	$685,350	$676,970
Powertrain Segment	822,850	786,650

Automotive Group	$1,508,200	$1,463,620
TriMas Group	—	328,580

Total Company	$1,508,200	$1,792,200

        Despite a 6.4% decrease in NAFTA production, sales increased $45 million, but were essentially flat after adjusting for a $44 million impact of exchange rate movement. The specific differences are further explained in the segment information section.

        Gross Profit.    Gross profit by segment and in total for the years ended December 28, 2003 and December 29, 2002 were:

Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Chassis Segment	$72,670	$100,380
Powertrain Segment	94,360	96,580
Corporate/centralized resources	(11,500)	(4,100)

Automotive Group	$155,530	$192,860
TriMas Group	—	100,780

Total Company	$155,530	$293,640

        Our gross profit was $155.5 million or 10.3% of net sales for 2003 compared to $192.9 million or 13.2% of net sales for 2002 after adjustment for TriMas. The decrease of $37.4 million was primarily due to incremental depreciation and amortization expense of approximately $14.9 million, increased steel prices of approximately $7 million, incremental losses on the sale and disposal of fixed assets of approximately $15 million and incremental lease expense of approximately $5 million associated with additional sale-leaseback transactions entered into in late 2002 and 2003. Offsetting these decreases was approximately $10.6 million of positive exchange movement primarily due to the appreciation of the euro relative to the dollar. The remaining difference is primarily explained by a reduction in our Driveline margin. This margin reduction is primarily explained by aggressive pricing given to our customers in response to their global sourcing initiatives.

        Selling, General and Administrative.    Selling, general and administrative expense was $117.2 million, 7.8% of net sales for 2003, compared to $126.8 million, 8.7% of total net sales for 2002 after adjustment of TriMas. Approximately $4 million of the decrease in selling, general and administrative costs include a $2.5 million curtailment gain recognized in conjunction with a pension plan amendment for our Bedford Heights, Ohio plant which was sold in February 2004 and $1.6 million in reduced restricted stock award amortization. The remaining decrease in 2003 reflects the reduction in costs resulting from our shared services initiative that we undertook to centralize standardized processes and reduce redundant costs throughout 2001 and 2002 (e.g., capability in sales, procurement, IT infrastructure, finance expertise, etc), the restructuring benefits recognized from the Engine segment's 2002 and 2003 European and North American reorganization and 2003 restructuring activities in our Chassis segment. These initiatives have enabled us to streamline and better manage our administrative functions from a consolidated perspective.

        Depreciation and Amortization.    Depreciation and amortization expense by segment and in total for the years ended December 28, 2003 and December 29, 2002 was:

Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Chassis Segment	$48,260	$41,720
Powertrain Segment	48,750	39,720
Corporate/centralized resources	9,340	9,990

Automotive Group	$106,350	$91,430
TriMas Group	—	16,000

Total Company	$106,350	$107,430

        The net increase of Automotive Group depreciation and amortization of approximately $14.9 million is due to depreciation expense recorded on capital expenditures for the periods presented of $130.7 million for 2003 and $116.5 million for 2002. In the past several years, we have incurred capital spending in excess of our depreciation expense. Thus, the additional capital spending accounts for the increase in depreciation expense.

        Restructuring Charges.    In fiscal 2003, we entered into several restructuring actions whereby we incurred approximately $13.1 million of costs associated with severance and facility closures. These actions include the completion of the Powertrain segment's European operation reorganization that was initiated in fiscal 2002 and completed in the first quarter of 2003 ($2.0 million charge), other actions within the Powertrain Group to eliminate duplicate and administrative headcount ($2.4 million charge) and actions within our Chassis segment's forging operations and administrative departments to eliminate duplicative headcount and adjust costs to reflect the decline in our forging revenue in 2003 ($2.9 million charge). Also included in this charge are the severance costs to replace certain members of our executive management team, and the costs to restructure several departments in our corporate office including the sales, human resources and information technology departments ($5.8 million charge). We expect to realize additional savings from these restructuring actions in 2004, as reductions in employee related expenses are recognized in both cost of goods sold and selling, general and administrative expense.

	Acquisition Related
	Severance Costs	Exit Costs	2002 Severance And Other Exit Costs	2003 Severance And Other Exit Costs	Total
	(In thousands)
Balance at December 29, 2002	$9,880	$540	$2,380	$—	$12,800
Charges to expense	—	—	—	13,130	13,130
Cash payments	(8,110)	(540)	(2,020)	(5,820)	(16,490)
Reversal of unutilized amounts	(390)	—	—	—	(390)

Balance at December 28, 2003	$1,380	$—	$360	$7,310	$9,050

        Asset Impairment.    As a result of our impairment analysis performed in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we recorded a $4.9 million charge in our Powertrain segment associated with two plants with negative operating performance. Subsequent to December 28, 2003, these two facilities were sold to an independent third party. The sales price to this third party was used to determine the fair market value of the facilities for the SFAS No. 144 impairment analysis.

        Operating Profit.    Operating profit was $20.3 million for 2003 compared to $62.6 million in 2002 after adjustment for TriMas. The $42.3 million reduction in operating profit is the result of the $37 million reduction to gross profit, $10 million improvement in selling general and administrative expenses, the $4.9 million asset impairment charge and $10 million in incremental restructuring charges. The elements of each of these variations are discussed in greater detail above.

Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Chassis Segment	$32,500	$60,160
Powertrain Segment	27,340	35,730
Corporate/centralized resources	(39,540)	(33,320)

Automotive Group	$20,300	$62,570
TriMas Group	—	46,140

Total Company	$20,300	$108,710

        Adjusted EBITDA.    Management reviews our segment operating results based upon the Adjusted EBITDA definition as discussed in the "Key Indicators of Performance (Non-GAAP Financial Measures)" section. Accordingly, we have separately presented such amounts in the table below. The primary drivers of this decline are explained above in the operating profit and depreciation and amortization discussions, and will be further detailed in the segment detail that follows. Additionally, and as explained earlier, 2003 is negatively impacted by an increase of approximately $15 million in fixed asset losses versus 2002. The "Segment Information" below provides a reconciliation between Adjusted EBITDA and operating profit.

Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Chassis Segment	$81,200	$102,260
Engine Segment	80,960	75,450
Corporate/centralized resources	(28,160)	(17,480)

Automotive Group	$134,000	$160,230
TriMas Group	—	62,400

Total Company	$134,000	$222,630

        Interest Expense.    Interest expense decreased by $15.5 million due to lower average debt levels in 2003 compared to 2002. See the "Liquidity and Capital Resources" section below for additional discussion of our capital structure. In addition, we incurred a $68.9 million loss on the repurchase and retirement of debentures and term debt and a $7.5 million non-cash loss on interest rate arrangements in connection with the early retirement of our term loans in the second quarter of 2002. These losses are reflected as a "loss on repurchase of debentures and early retirement of term loans" and a "loss on interest rate arrangements upon early retirement of term loans" in our consolidated statement of operations incorporated herein.

        Equity Gain (Loss) from Affiliates, Net.    Equity (loss) from affiliates increased by approximately $19.3 million due to the operating results of our equity affiliates. As a result of the divestiture of our former TriMas subsidiary in June 2002, we recorded six months of equity in earnings (loss) from affiliates in 2002 versus twelve months of activity in 2003. In addition, our equity affiliate Saturn Electronics recorded a SFAS No. 142 intangible asset impairment resulting in an increase of approximately $12 million in equity loss in 2003 versus 2002.

        Other, Net.    Other, net decreased by $0.9 million to a loss of $8.1 million in 2003 compared to a loss of $9.0 million in 2002. This decrease is primarily due to the reduction of amortization of prepaid debt expense of approximately $2.3 million in 2003, which was offset by an increase in other miscellaneous expenses. For more detail of this expense see Note 19, Other Income (Expense), Net, to the Consolidated Balance Sheets at January 2, 2005 and December 28, 2003 included herein.

        Taxes.    The provision for income taxes for 2003 was a benefit of $8.7 million as compared to a benefit of $41.0 million for 2002. Our effective tax rate for 2003 was a benefit of 10% compared to a benefit of 59% for 2002. The lower effective tax rate of 10% results mostly from the inclusion of foreign dividends, partial repatriation of foreign earnings and the taxation of income in foreign jurisdictions at rates greater than the U.S. statutory rate. Federally taxable income inclusion items typically serve to increase a company's effective tax rate; however, since we incurred a pre-tax loss, the inclusion of foreign earnings results in a lesser U.S. tax benefit, which when compared to the pre-tax loss, results in a lower effective tax rate. Excluding the impact of these items, our effective tax rate would have been approximately 33%.

        Preferred Stock Dividends.    Preferred stock dividends were $9.3 million in 2003 as compared to $9.1 million in 2002. This increase is due to the compounded interest of previous year dividends not yet remitted to the shareholders.

Segment Information

        Chassis Segment.    Sales for our Chassis segment increased 1.2% or approximately $8.4 million in 2003 compared to 2002. Adjusting for the positive impact of currency movements of approximately $26 million, the incremental effect of our Dana Greensboro, North Carolina acquisition in 2003, the transfer of a manufacturing facility with 2003 sales of approximately $26.5 million from the Powertrain segment offset by the sale of our Fittings business in May 2003 and the June 2002 closure of a manufacturing facility, both of which resulted in an approximate $19.6 million sales reduction, sales declined by approximately $57 million, or 8.3%. This decrease is due to the 6.4% reduction in North American vehicle production and the loss of both volume and significant price reductions granted to several of our forging customers in response to a global sourcing initiatives from two of our largest customers.

Chassis Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Sales	$685,350	$676,970
Operating profit	$32,500	$60,160
Depreciation and amortization	48,260	41,720
Legacy stock award expense	440	380

Adjusted EBITDA	$81,200	$102,260

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$2,920	$—
Fixed asset losses	4,910	—
Foreign currency (gains) losses	260	1,080

        Operating profit decreased by approximately $28 million primarily due to significant margin reduction within our North American forging operations. Our forging operations were subject to several global sourcing initiatives undertaken by our customers, which resulted in both lost volume and significant price reductions. In addition to the lost volume and price reductions, our Chassis segment's operating margins were negatively impacted by increased steel prices of approximately $7 million,, incremental fixed asset losses of $4.9 million, incremental restructuring charges of $2.9 million, incremental depreciation and amortization charges of approximately $6.5 million, the closure of the manufacturing facility resulting in approximately a $1.2 million reduction, and the sale of our Fittings business that resulted in approximately a $2.4 million reduction. These unfavorable variations from the prior year were offset by the positive impact of currency movements of $6.1 million, additional income associated with the Greensboro facility acquisition of approximately $5.4 million and additional profitability contributed by the transferred facility from the Powertrain segment. Adjusted EBITDA decreased by approximately $21 million in 2003 compared to 2002 due to the above reasons but excluding the incremental depreciation and amortization discussed above.

        Powertrain Segment.    Sales for our Powertrain segment increased 4.6% or approximately $36.2 million in 2003 compared to 2002. Adjusting for the transfer in 2003 of a manufacturing facility to the Chassis segment which resulted in an approximate $23 million decrease in sales in 2003 versus 2002 and a favorable change in exchange rates of approximately $17.8 million in 2003, sales for our Powertrain segment increased by 5.3% or $41.4 million primarily attributable to increased sales for new programs. Operating profit decreased by $8.4 million due primarily to incremental depreciation and amortization expense of approximately $9.0 million, incremental losses incurred on the disposal of fixed assets in 2003 of approximately $7.2 million and a non-cash $4.9 million asset impairment charge. These decreases were offset by increased sales on new programs, the positive impact of currency movements of $4.5 million, a $2.5 million curtailment gain associated with a pension plan amendment for our Bedford Heights plant that was sold in February 2004 and the recognition of costs savings resulting from restructuring efforts initiated in 2002. Adjusted EBITDA increased by approximately $5.5 million in 2003 compared to 2002 due to the aforementioned reasons but excluding the non-cash asset impairment charge recorded in 2003 and the incremental depreciation and amortization.

Powertrain Segment	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Sales	$822,850	$786,650
Operating profit	$27,340	$35,730
Asset Impairment	4,870	—
Depreciation and amortization	48,750	39,720

Adjusted EBITDA	$80,960	$75,450

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$4,380	$3,470
Fixed asset losses	7,790	640
Foreign currency (gains) losses	(1,270)	(810)

        Corporate/Centralized Resources.    Adjusted EBITDA for Corporate/Centralized Resources was a loss of $28.2 million in 2003, or an increase of approximately $10.7 million over the loss in 2002. This increase in expense is primarily attributable to approximately $5.8 million of restructuring costs associated with an employee reduction and changes in management. In addition, we incurred approximately $1.8 million in costs to establish our Asian sales offices, and recognized an increase in professional fees associated with our acquisition, divestiture and audit activity, as well as an additional investment in our Corporate center to support our shared services effort that have allowed us to remove costs from our operations. Further, we incurred approximately $2 million more in non-cash fixed asset losses and over $2 million of reductions in other income and expense (primarily related to foreign currency fluctuations).

Corporate/Centralized Resources	Year Ended December 28, 2003	Year Ended December 29, 2002
	(In thousands)
Operating profit	$(39,540)	$(33,320)
Depreciation and amortization	9,340	9,990
Legacy stock award expense	2,650	4,240
Other, net	(610)	1,610

Adjusted EBITDA	$(28,160)	$(17,480)

Memo: Additional amounts included in calculation of both operating profit and Adjusted EBITDA
Restructuring charges	$5,830	$—
Fixed asset losses	2,170	110
Other, Net (income) expense	610	(1,610)

Liquidity and Capital Resources

        Overview.    Our objective is to appropriately finance our business through a mix of long-term and short-term debt and to ensure that we have adequate access to liquidity. Our principal sources of liquidity are cash flow from operations, our revolving credit facility, our accounts receivable securitization facility and factoring agreements. As of April 3, 2005, we have unutilized capacity under our revolving credit facility that may be utilized for acquisitions, investments or capital expenditure needs. Our cash flows during the year are impacted by the volume and timing of vehicle production, which includes a shutdown in our North American customers for approximately two weeks in July and one week in December and reduced production in July and August for certain European customers. We believe that our liquidity and capital resources including anticipated cash flow from operations will be sufficient to meet debt service, capital expenditure and other short-term and long-term obligations and needs, but we are subject to unforeseeable events and the risk that we are not successful in implementing our business strategies.

        To facilitate the collection of funds from operating activities, we have sold receivables under our accounts receivable facility and have entered into accelerated payment collection programs with certain customers. At April 3, 2005, we accelerated approximately $21 million outstanding under these programs. The majority of the accelerated payment collection programs were discontinued as of or prior to January 2, 2005. However, in addition to the above programs, we continue to collect approximately $22 million per month on an accelerated basis as a result of favorable payment terms that we have negotiated with one of our customers through agreements that will run contractually from the beginning of 2004 through fiscal 2006. These payments are received on average 20 days after shipment of product to our customer. While the impact of the discontinuance of the accelerated collection programs may be partially offset by a greater utilization of our accounts receivable securitization facility, we continue to examine other alternative programs in the marketplace, as well as enhanced terms directly from our customers.

        Our capital planning process is focused on ensuring that we use our cash flow generated from our operations in ways that enhance the value of our company. Historically, we have used our cash for a mix of activities focused on revenue growth, cost reduction and strengthening the balance sheet. In the first quarter of 2005, we used our cash primarily to service our debt obligations and to fund our capital expenditure requirements.

        Liquidity.    At April 3, 2005, we had approximately $72 million of undrawn and available commitments from our revolving credit facility. Approximately $57.8 million and $100.3 million were outstanding on our revolving credit facility and accounts receivable securitization facility, respectively, at April 3, 2005. Our access to these two facilities is limited by certain covenant restrictions (see "—Debt, Capitalization and Available Financing Sources" for further discussion on our debt covenants), but at April 3, 2005, we could have drawn the entire $72 million remaining undrawn on our revolving credit facility.

        At April 3, 2005, our maximum debt capacity (including amounts drawn under our accounts receivable securitization program) is computed by multiplying our leverage ratio covenant of 5.25 by our bank agreement defined EBITDA, or approximately $214.5 million. Thus, our total debt capacity at April 3, 2005 is approximately $1,126 million. Our actual debt plus the accounts receivable securitization at April 3, 2005 approximated $964 million, or approximately $162 million less than our total capacity. However, our revolving credit and accounts receivable securitization availability only amounted to $72 million as of April 3, 2005. See Note 17, Subsequent Events, to our unaudited consolidated financial statements for additional information regarding our accounts receivable securitization facility.

        TriMas Common Stock.    We own 4.8 million shares of TriMas stock, or approximately 24% of the total outstanding shares of TriMas.

        Debt, Capitalization and Available Financing Sources.    In December 2004, we obtained an amendment of our credit facility to, among other things, modify certain negative covenants. Under this amendment, the applicable interest rate spreads on our term loan obligations increased from 4.25% to 4.50% over the current London Interbank Offered Rate ("LIBOR") and our leverage covenant was modified to be less restrictive.

        On December 31, 2003, we issued $31.7 million of 10% senior subordinated notes due 2014 to DaimlerChrysler. These notes have a carrying amount of $27.3 million as of April 3, 2005. The notes were issued as part of the financing of the New Castle acquisition.

        On October 27, 2003, we issued $150 million of 10% senior notes due 2013 in a private placement under Rule 144A and Regulation S of the Securities Act. As these notes were not registered within 210 days from the closing date, the annual interest rate increased by 1% and will remain so until the registration statement is declared effective. The net proceeds from this offering were used to redeem the balance of the $98.5 million aggregate principal amount of the outstanding 4.5% subordinated debentures ($91 million reflected on the balance sheet at December 29, 2002) that were due in December 2003, and to repay $46.6 million of term loan debt under our credit facility. As a result of this term loan repayment, our semi-annual principle installments on the term loan facility were decreased to $0.4 million with the remaining outstanding balance due December 31, 2009. In connection with this financing, we agreed with our banks to decrease our revolver facility from $250 million to $200 million.

        The credit facility includes a term loan with $351 million outstanding and a revolving credit facility with a principal commitment of $200 million. The revolving credit facility matures on May 28, 2007 and the term loan facility matures on December 31, 2009. The obligations under the credit facility are collateralized by substantially all of our assets and of the assets of substantially all of our domestic subsidiaries and are guaranteed by substantially all of our domestic subsidiaries on a joint and several basis.

	April 3, 2005	January 2, 2005
	(In thousands)
Senior credit facilities:
Term loan	$351,080	$351,080
Revolving credit facility	57,770	63,540

Total senior credit facility	$408,850	$414,620
11% senior subordinated notes, with interest payable semi-annually, due 2012	250,000	250,000
10% senior notes, with interest payable semi-annually, due 2013	150,000	150,000
10% senior subordinated notes, with interest payable semi-annually, due 2014 (face value $31.7 million)	27,250	27,180
Other debt (includes capital lease obligations)	22,740	25,900

Total	$858,840	$867,700
Less current maturities	(9,380)	(12,250)

Long-term debt	$849,460	$855,450

        At April 3, 2005, we were contingently liable for standby letters of credit totaling $70.0 million issued on our behalf by financial institutions. These letters of credit are used for a variety of purposes, including meeting requirements to self-insure workers' compensation claims.

        Our senior credit facility contains covenants and requirements affecting us and our subsidiaries, including a financial covenant requirement for an earnings before interest, taxes, depreciation and amortization ("EBITDA") to cash interest expense coverage ratio to exceed 2.10 through April 3, 2005, 2.15 through July 3, 2005 and 2.20 through October 2, 2005 and increasing to 2.30 for the quarters ending January 1, 2006 and April 2, 2006, and a debt to EBITDA leverage ratio not to exceed 5.25 through July 3, 2005, decreasing to 5.00 and 4.75 for the quarters ending October 2, 2005 and January 1, 2006, respectively. We were in compliance with the preceding financial covenants throughout the quarter.

        Interest Rate Hedging Arrangements.    The two interest rate collars expired in the first quarter of 2004, and accordingly we recognized a pre-tax non-cash gain of approximately $6.6 million, which reflects the reversal of the majority of the non-realized charge reflected in our 2002 results and recorded as a gain on maturity of interest rate arrangements in our consolidated statement of operations for the year ended January 2, 2005.. Prior to the expiration of these interest rate collars, we recognized approximately $1.1 million as additional interest expense in 2004. Prior to their maturity, $6.6 million was included in accumulated other comprehensive income related to these arrangements.

        Foreign Currency Risk.    We are subject to the risk of changes in foreign currency exchange rates due to our global operations. We manufacture and sell our products primarily in North America and Europe. As a result, our financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which we manufacture and distribute our products. Our operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

        As currency exchange rates change, translation of the statements of operations of our international businesses into U.S. dollars affects year-over-year comparability of operating results. We do not hedge operating translation risks because cash flows from international operations are generally reinvested locally. Changes in foreign currency exchange rates are generally reported as a component of stockholders' equity for our foreign subsidiaries reporting in local currencies and as a component of income for our foreign subsidiaries using the U.S. dollar as the functional currency. Our other comprehensive loss decreased to $12.7 million for the three months ended April 3, 2005 due to cumulative translation adjustments resulting primarily from changes in the U.S. dollar to the Euro.

        As of April 3, 2005, January 2, 2005 and December 28, 2003, our net assets (defined as current assets less current liabilities) subject to foreign currency translation risk were $20 million, $14.3 million and $15.9 million, respectively. The potential decrease in net current assets from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be $2 million, $1.4 million and $1.6 million, respectively. The sensitivity analysis presented assumes a parallel shift in foreign currency exchange rates. Exchange rates rarely move in the same direction. This assumption may overstate the impact of changing exchange rates on individual assets and liabilities denominated in a foreign currency.

Off-Balance Sheet Arrangements

        Our Receivables Facility.    As of April 3, 2005, we had an agreement to sell, on an ongoing basis, the trade accounts receivable of certain business operations to a bankruptcy-remote, special purposes subsidiary, MTSPC, Inc., wholly owned by us. MTSPC has from time to time sold an undivided fractional ownership interest in the pool of domestic receivables, up to approximately $150 million, to a third party multi-seller receivables funding company, or conduit. Upon sale to the conduit, MTSPC held a subordinated retained interest in the receivables. Under the terms of the agreement, new receivables were added to the pool as collections reduce previously sold receivables. We serviced, administered and collected the receivables on behalf of MTSPC and the conduit. The receivables facility resulted in net expense of $1.0 million in the first quarter of 2005.

        The facility is subject to customary termination events, including, but not limited to, breach of representations or warranties, the existence of any event that materially adversely affects the collectibility of receivables or performance by a seller and certain events of bankruptcy or insolvency. At April 3, 2005, we had fully utilized the facility with $100.3 million outstanding. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs.

        On April 29, 2005, we and our newly formed wholly owned special purpose subsidiary, MRFC, Inc., entered into a new accounts receivable facility with General Electric Capital Corporation. Concurrently with entering into the new facility, our former accounts receivable facility, MTSPC, was repaid in full and terminated. The terms of the new facility are generally consistent with those of the former facility, but include (a) a maturity date of January 1, 2007, (b) improved customer concentration limits, (c) increased program availability and (d) adjustments to certain default triggers. The new facility further provides that upon our entering into an intercreditor agreement with the agent under our credit facility, the terms of the new accounts receivable facility will be automatically amended to (a) further increase program availability and (b) increase the applicable margin on LIBOR based drawings from 1.5% to 1.75% (increasing further 0.25% thereafter each 90 days to a maximum of 2.25%) and increase the applicable margin on Base Rate base drawings from 0.5% to 0.75% (increasing further 0.25% thereafter each 90 days to a maximum of 2.25%). We entered into the intercreditor agreement on May 20, 2005.

        On July 8, 2005 we amended and restated our accounts receivable facility to (a) extend the maturity date to July 8, 2010, (b) increase program availability, (c) adjust certain default triggers and (d) increase the applicable margin on LIBOR based drawings from 1.75% to 2.25%.

        We have entered into agreements with international invoice factoring companies to sell customer accounts receivable of Metaldyne foreign locations in France, Germany, Spain, the United Kingdom and Mexico on a non-recourse basis. As of April 3, 2005, we had available approximately $72 million from these commitments, and approximately $60 million of receivables were sold under these programs. We pay a commission to the factoring company plus interest from the date the receivables are sold to the date of customer payment. Commission expense related to these agreements are recorded in other expense, net on our consolidated statement of operations.

        Certain Other Commitments.    We have other cash commitments not relating to debt as well, such as those in respect of leases and redeemable preferred stock.

        Sale-Leaseback Arrangements.    We have engaged in a number of sale-leaseback transactions, including one transaction during the first quarter of 2005 and five transactions in 2004. In February 2005, we entered into a sale-leaseback transaction for machinery and equipment with a third party lessor, and received $6.5 million cash as part of this transaction during the quarter ended April 3, 2005. Subsequent to the quarter ended April 3, 2005, we received an additional $2.2 million cash as part of this transaction, with $2.7 million additional cash expected during the second quarter of 2005.

        In December 2004, we entered into two sale-leaseback transactions for machinery and equipment with third party lessors. We received $11.8 million and $7.2 million cash as part of these two transactions. On June 17, 2004, we entered into a sale-leaseback transaction for machinery and equipment whereby we received $7.5 million cash as part of this transaction. Each of these three sale-leasebacks is accounted for as an operating lease with combined annual lease expense of approximately $5 million. On December 31, 2003, we entered into a sale-leaseback with proceeds of approximately $4.5 million. This lease was accounted for as a capital lease and the present value of lease payments is therefore reflected in our debt balance. We also entered into a $65 million sale-leaseback on December 31, 2003, as part of our financing related to the purchase of New Castle. This lease for New Castle equipment is accounted for as an operating lease and the annual lease expense is approximately $10 million.

        In March 2003, we entered into a sale-leaseback transaction with respect to certain manufacturing equipment for proceeds of approximately $8.5 million, and in October 2003, we entered into a sale-leaseback transaction for machinery and equipment for additional proceeds of $8.5 million. In July 2003, we entered into an approximate $10 million operating lease associated with the acquisition of our Greensboro, North Carolina facility. The proceeds from this lease were used to finance a portion of the acquisition of this facility from Dana Corporation. All of these leases are accounted for as operating leases. The sale-leasebacks initiated in 2003 contribute an additional $3.8 million in annualized lease expense.

        At the time of the GMTI acquisition in June 2001, GMTI entered into sale-leasebacks with respect to certain manufacturing equipment and three real properties for proceeds of approximately $35 million and reduced the debt that we assumed as part of the acquisition by that amount. In June 2001, we entered into an approximate $25 million sale-leaseback related to manufacturing equipment. In December 2001 and January 2002, we entered into additional sale-leaseback transactions with respect to equipment and approximately 20 real properties for net proceeds of approximately $56 million and used the proceeds to repay a portion of our term debt under our credit facility. In December 2002, three additional sale-leaseback transactions were completed with respect to equipment for net proceeds of approximately $19 million. Of the $56 million in proceeds resulting from the December 2001 and January 2002 sale-leaseback transactions, approximately $21 million were from the sale of TriMas properties.

        We continue to look to sale-leaseback and other leasing opportunities as a source of cash to finance capital expenditures and for debt reduction and other uses.

        Redeemable Preferred Stock.    We have outstanding $164.5 million in aggregate liquidation value ($109.2 million aggregate fair value as of April 3, 2005) of Series A, B and A-1 redeemable preferred stock in respect of which we have the option to pay cash dividends, subject to the terms of our debt instruments, at rates of 13%, 11.5% and 11%, respectively, per annum initially and to effect a mandatory redemption in December 2012, June 2013 and December 2013, respectively. For periods that we do not pay cash dividends on the Series A and Series A-1 preferred stock, an additional 2% per annum of dividends is accrued. No cash dividends were paid in 2003, 2004 or during the three months ended April 3, 2005. In the event of a change in control or certain qualified equity offerings, we may be required to make an offer to repurchase our outstanding preferred stock. We may not be permitted to do so and may lack the financial resources to satisfy these obligations. Consequently, upon these events, it may become necessary to recapitalize our company or secure consents.

        TriMas Receivables.    We have recorded approximately $7.2 million as of April 3, 2005, consisting of receivables related to certain amounts from TriMas, $4.3 million of which is recorded in equity investments and receivables in affiliates in our consolidated balance sheet as of April 3, 2005. These amounts include TriMas' obligations resulting from tax net operating losses created prior to the disposition of TriMas of approximately $2.2 million, pension obligations of approximately $4.4 million and various invoices paid on TriMas' behalf of approximately $0.6 million.

        Credit Rating.    We are rated by Standard & Poor's and Moody's Ratings. As of March 31, 2005, we had long-term ratings from Standard & Poor's and Moody's of B/B2 on our senior credit facility, CCC+/B3 on our 10% senior notes due 2013 and CCC+/Caa1 on our 11% senior subordinated notes due 2012, respectively. Our goal is to decrease our total leverage and thus improve our credit ratings. We understand that our ratings may have been under review by Moody's since March 2004. In the event of a credit downgrade, we believe we would continue to have access to additional credit sources. However, our borrowing costs would further increase our ability to access certain financial markets may become limited, the perception of us in the view of our customers, suppliers and securityholders may worsen and as a result, we may be adversely affected.

        Capital Expenditures.    Our capital expenditure program promotes our growth-oriented business strategy by investing in our core areas, where efficiencies and profitability can be enhanced. Capital expenditures by product segment for the periods presented were:

	April 3, 2005	Jan 3, 2005	Dec 28, 2003
	(In thousands)
Capital Expenditures:
Chassis	$12,120	$59,350	$51,860
Powertrain	14,640	91,560	64,240
Corporate	140	1,530	14,620

Total	$26,900	$152,440	$130,720

        We anticipate that our capital expenditure requirements for fiscal 2005 will be approximately $120 million.

Contractual Cash Obligations

        Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under lease agreements and various severance obligations undertaken. The following table summarizes our fixed cash obligations over various future periods as of April 3, 2005.

	Total	Less Than One Year	1-3 Years	3-5 Years	After 5 Years
	(In millions)
	Payments Due by Periods
Long-term debt	$532	$26	$109	$397	$—
11% senior subordinated notes due 2012	456	27	55	55	319
10% senior notes due 2013	283	15	30	30	208
10% senior subordinated notes due 2014	60	3	6	6	45
Other debt	15	6	1	8	—
Capital lease obligations	12	5	4	2	1
Operating lease obligations	354	41	102	77	134
Purchase obligations(1)	57	47	10	—	—
Redeemable preferred stock, including accrued dividends	456	14	49	65	328
Pension contributions (data available through 2006)	42	20	22	—	—
Contractual severance	4	3	1	—	—

Total contractual obligations(1)	$2,271	$207	$389	$640	$1,035

(1)
Total purchase obligations and contractual obligations exclude accounts payable and accrued liabilities.

        Total contractual obligations at April 3, 2005 include interest expense and preferred stock dividend obligations based on the terms of each agreement or the rate as of April 3, 2005 for variable instruments.

        At April 3, 2005, we were contingently liable for standby letters of credit totaling $70 million issued on our behalf by financial institutions. We are also contingently liable for future product warranty claims. We provide extensive warranties to our customers. As a result of these warranties, we may be responsible for costs associated with a product recall caused by a defect in a part that we manufacture. We continuously monitor potential warranty implications of new and current business.

Pension Plans and Post-Employment Benefits

        We sponsor defined benefit pension plans covering certain active and retired employees in the United States, Canada and Europe. On December 28, 2003, the projected benefit obligation (calculated using a 6.11% discount rate) exceeded the market value of plan assets by $126.4 million. During 2004, we made contributions, including employee contributions and benefit payments made directly by Metaldyne, of $19.1 million to the defined benefit plans. The underfunded status at January 2, 2005 is $121.2 million (assuming a 5.99% discount rate). Under SFAS No. 87, "Employers' Accounting for Pensions," Metaldyne is required annually on September 30 to re-measure the present value of projected pension obligations as compared to plan assets at market value. Although this mark-to-market adjustment is required, we maintain a long-term outlook for developing a pension-

funding plan. In addition, we are in a period of very low interest rates, which results in a higher liability estimate.

Underfunded Status (PBO Basis)
(In thousands)
December 28, 2003	$(126,400)
Pension contributions	19,120
2004 asset returns	13,640
Impact of U.S. discount rate decrease by 12.5 basis points	(4,280)
Interest and service cost	(20,580)
Curtailments	1,470
Other	(4,210)

January 2, 2005	$(121,240)

        The discount rate that we utilize for determining future pension obligations is based on a review of long-term bonds, including published indices, which receive one of the two highest ratings given by recognized rating agencies. The discount rate determined on that basis decreased from 6.11% for 2003 to 5.99% for 2004. This 12 basis point decline in the discount rate had the effect of increasing the underfunded status of our U.S. pension plans by approximately $4.3 million.

        For 2004, we have assumed a long-term asset rate of return on pension assets of 8.96%. We will utilize a 9% long-term asset rate of return assumption in 2005. In developing the 9% expected long-term rate of return assumption, we evaluated input from our third party pension plan asset managers, including a review of asset class return expectations and long-term inflation assumptions. At January 2, 2005, our actual asset allocation was consistent with our asset allocation assumption.

        Our pension expense was $4.2 million and $2.1 million for 2004 and 2003, respectively. For 2005, we expect pension expense to be $6.4 million. As required by accounting rules, our pension expense for 2005 is determined at the end of September 2004. However, for purposes of analysis, the following table highlights the sensitivity of our pension obligations and expense to changes in assumptions:

Change in Assumptions	Impact on Pension Expense	Impact on PBO
	(In millions)
25 bp decrease in discount rate	$0.6	$10.3
25 bp increase in discount rate	(0.6)	(10.2)
25 bp decrease in long-term return on assets	(0.5)	N/A
25 bp increase in long-term return on assets	(0.5)	N/A

        We expect to make contributions of approximately $24.0 million to the defined benefit pension plans for 2005.

        On January 1, 2003, we replaced our existing combination of defined benefit plans and defined contribution plans for non-union employees with an age-weighted profit-sharing plan and a 401(k) plan. Defined benefit plan benefits will no longer accrue after 2002 for these employees. This change affected approximately 1,200 employees. The profit-sharing component of the new plan is calculated using allocation rates that are integrated with Social Security and that increase with age. Our 2005 defined contribution (profit-sharing and 401(k) matching contribution) expense will be approximately $10.6 million.

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act was signed into law. This law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. We provide retiree drug benefits that exceed the value of the benefits that will be provided by Medicare Part D, and our eligible retirees generally pay a premium for this benefit that is less than the Part D premium. Therefore, we have concluded that these benefits are at least actuarially equivalent to the Part D program so that we will be eligible for the basic Medicare Part D subsidy.

        In the second quarter of 2004, a Financial Accounting Standards Board (FASB) Staff Position (FSP FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003") was issued providing guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits. The FSP is effective for the first interim or annual period beginning after June 15, 2004. We estimate the federal subsidy reduced our post-retirement benefit obligation by approximately $7.0 million; this savings is reflected in the balance at January 2, 2005. For 2004, we recognized a net reduction in post-retirement expense of $0.9 million as a result of the subsidy.

        In December 2004, we announced that we will discontinue retiree medical and life insurance coverage to our salaried and nonunion retirees and their beneficiaries effective January 1, 2006. This event has no impact on our 2004 annual results since the announcement occurred subsequent to the September 30, 2004 measurement date for post-retirement benefits. We will record an estimated curtailment gain of $2.5 million in the first quarter of 2005. We expect to reduce our 2005 SFAS No. 106 expense by $16.8 million and $1.4 million as a result of the curtailment and of FSP FAS 106-2, respectively.

Cash Flows

        Operating Activities.    Cash flows provided by operations were $23.5 million for the three months ended April 3, 2005 compared to $88.9 million in 2004. The reduction in the cash flows from operations of $65.3 million for the first quarter of 2005 as compared to 2004 is primarily the result of a $61.6 million decrease in net proceeds from the accounts receivable securitization facility. Working capital usage (excluding the accounts receivable securitization facility) was approximately $0.9 million higher than in the first quarter of 2005 as in 2004.

        Cash flows provided by operations before changes in working capital were $84.5 million for the year ended January 2, 2005 compared to $60 million in 2003 and $158.6 million in 2002. This increase of $24.5 million was primarily due to the increased profitability resulting from the acquisition of New Castle and increased sales volumes in our Engine segment, Net cash provided by operating activities totaled $79.4 million for the year ended January 2, 2005, compared to $99.2 million provided in 2003 and $65.1 million used in 2002. Adjusting 2004 results by the $63 million increased use of the accounts receivable securitization facility, the 2004 operating cash flow would have approximated a $16.1 million inflow, or an approximate $83.1 million decrease versus a $17 million inflow from 2003 excluding refundable income taxes. The primary driver of this decline is an approximate $69 million increase in investment in working capital (excluding the accounts receivable securitization facility). This increase in working capital is explained by the 33% increase in sales in 2004 (driven largely by the New Castle acquisition as accounts receivable was not acquired) and higher inventory levels (largely driven by the increase in raw material pricing combined with higher safety stock to compensate for the decrease in supply). In addition, a $20 million reduction in cash versus 2003 resulted from the receipt of tax refunds in 2004.

        Investing Activities.    Cash flows used in investing activities totaled $14.7 million for the three months ended April 3, 2005 compared to $169.4 million in 2004. We acquired the remaining ownership of the New Castle facility in 2004 for approximately $204 million including fees and expenses (net of approximately $14 million in discounts on the $31.7 million subordinated debt and the $64.5 million preferred stock issued to fund the transaction). Offsetting the cost of the New Castle acquisition were proceeds from a sale-leaseback transaction of approximately $65 million on the acquired New Castle equipment. The resulting $15.8 million decrease in cash flows used in investing activities for the three months ended April 3, 2005 is primarily the result of a $3.1 million decrease in capital expenditures, $6.5 million in proceeds from a sale-leaseback transaction for equipment in 2005 compared with 2004 and a reduction of $5.8 million in our investment in New Castle resulting from reimbursement relating to equipment purchases. See Note 8, Acquisitions, for additional discussion of the reimbursement.

        Cash flows used in investing activities totaled $230.2 million for the year ended January 2, 2005, compared to a use of cash of $98.8 million in 2003 and a source of cash of $775.7 million in 2002. We acquired the remaining ownership of the New Castle facility in 2004 for approximately $204 million including fees and expenses (net of approximately $14 million in discounts on the $31.7 million subordinated debt and the $64.5 million preferred stock issued to fund the transaction). Capital expenditures totaled $152.4 million in 2004 and were higher than 2003 by approximately $21.7 million primarily related to increased new business launch activity. Offsetting the cost of the New Castle acquisition were proceeds from a sale leaseback transaction of approximately $65 million on the acquired New Castle equipment. Proceeds from sale-leaseback transactions with respect to other equipment represented an additional source of cash of approximately $26.5 million in 2004 as compared to $17 million in 2003. In addition, we received proceeds from the sale of our equity investments and joint venture of $33.8 million and $1.3 million in 2004.

        Financing Activities.    Cash flows used in financing activities totaled $8.8 million for the three months ended April 3, 2005 compared with cash flows provided by financing activities of $112.3 million in 2004, or a $121.1 increase in cash used in financing activities in 2005. In 2004, we issued $82.3 million fair value in new debt and preferred stock to acquire New Castle. Adjusting for the New Castle transaction in 2004, financing cash flows decreased $38.8 million in 2005, primarily resulting from $32.9 million additional payments on the revolving credit facility and $5.0 million decrease in proceeds on the revolving credit facility.

        Cash flows used in financing activities totaled $137 million for the year ended January 2, 2005, compared to a use of cash of $5.7 million in 2003 and $691.5 million in 2002. In 2004, we issued $82.2 million fair value in new debt and preferred stock to acquire New Castle and ended the year with approximately $63.5 million outstanding on our revolving credit and swingline facilities versus zero outstanding at December 28, 2003. In 2003, we secured proceeds of $150 million in a public debt offering, which was offset by repayment of $98.5 million of subordinated convertible debentures that became due in December 2003 and repayment of $47.6 million of term loan debt.

Outlook

        Automotive vehicle production in 2005 is expected to be slightly above 2004 production levels in both North America and the global market. However, 2005 automotive vehicle production for the "Big 3" is expected to be approximately 4.5% below 2004 production levels. There are several factors that could alter this outlook, including a change in interest rates or an increase in vehicle incentives offered to consumers.

        Our principal use of funds from operating activities and borrowings for the next several years are expected to fund interest and principal payments on our indebtedness, growth related capital expenditures and working capital increases, strategic acquisitions and lease expense. Management believes cash flow from operations and debt financing and refinancing from our accounts receivable securitization program will provide us with adequate sources of liquidity for the foreseeable future. However, our sources of liquidity may be inadequate if we are unable to achieve operating targets, which would cause us to seek covenant relief from existing lenders in the near future. In addition, due to an increasingly restrictive covenant structure under our loan agreements affecting future periods, we may need to seek additional covenant relief from our lending group. However, no assurance can be given that we will be successful in negotiating such relief. In addition, matters affecting the credit quality of our significant customers could adversely impact the availability of our receivables arrangements and our liquidity. On May 5, 2005, Standard & Poor's lowered its credit ratings of General Motors Corporation and Ford Motor Company, two of our largest customers. Due to our new accounts receivable securitization facility entered into on April 29, 2005, these rating downgrades did not have a material impact on our borrowing capacity. However, any further rating downgrade of our larger customers (namely the Big 3) could limit our borrowing capacity on our accounts receivable securitization facility. We continue to explore other sources of liquidity, including additional debt, but existing debt instruments may limit our ability to incur additional debt, and we may be unable to secure equity or other financing.

        Consistent with operating in the global vehicle industry, we anticipate significant competitive pressures and thus expect to face significant price reduction pressures from our customer base. In 2003 and 2004, though, we invested significantly in automation and underwent significant restructuring activities to help accommodate these pricing pressures. In addition, we are facing significant increases in the cost to procure certain materials utilized in our manufacturing processes such as steel, energy, molybdenum and nickel. In general, steel prices have risen over the past year by as much as 60-100% and have thus created significant tension between steel producers, suppliers and end customers. Based on current prices, our material costs could increase approximately $45 million in 2005 over 2004 levels. However, we anticipate several initiatives such as cost reductions in our operations, steel scrap sales, steel resourcing efforts, price recovery from several of our customers and reducing or eliminating 2005 scheduled price downs to our customers will offset approximately all of this expected cost increase. Additionally, we are actively working with our customers to 1) obtain additional business to help offset these prices through better utilization of our capacity, 2) negotiate a surcharge to reflect the increased material costs, and/or 3) resource certain of our products made unprofitable by these increases in material costs. We will actively work to mitigate the effect of these steel increases throughout 2005.

Critical Accounting Policies

        The expenses and accrued liabilities or allowances related to certain policies are initially based on our best estimates at the time of original entry in our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. We make frequent comparisons of actual versus expected experience to mitigate the likelihood of material adjustments.

        Goodwill.    In June 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which was effective for us on January 1, 2002. Under SFAS No. 142, we ceased the amortization of goodwill. Beginning in 2002, we test goodwill for impairment on an annual basis, unless conditions exist which would require a more frequent evaluation. In assessing the recoverability of goodwill, projections regarding estimated future cash flows and other factors are made to determine the fair value of the respective assets. We may be required to record impairment charges for goodwill if these estimates or related projections change in the future.

        During 2002, 2003 and 2004, we determined that our goodwill was not impaired as fair values continue to exceed their carrying value. Fair value of our goodwill is determined based upon the discounted cash flows of the reporting units using a 9.5% discount. If the discount rate were to increase to 12%, or if anticipated operating profit were to decrease by approximately 1.6% of sales, we would be required to perform further analysis of goodwill impairment in our Chassis segment.

        Receivables and Revenue Recognition.    We recognize revenue when there is evidence of a sale, the delivery has occurred or services have been rendered, the sales price is fixed or determinable and the collectibility of receivables is reasonably assured. Consequently, sales are generally recorded upon shipment of product to customers and transfer of title under standard commercial terms. Such pricing accruals are adjusted as they are settled with our customers. Material surcharge pass through arrangements with customers are recognized as revenue when an agreement is reached, delivery of the goods or services has occurred and the amount of the pass through is determinable.

        Valuation of Long-Lived Assets.    We periodically evaluate the carrying value of long-lived assets to be held and used including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds that fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Impairment losses on long-lived assets that are held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets.

        Pension and Post-retirement Benefits Other Than Pensions.    The determination of our obligation and expense for our pension and post-retirement benefits, such as retiree healthcare and life insurance, is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. These assumptions are described in Note 24, Employee Benefit Plans, to the Consolidated Balance Sheets at January 2, 2005 and December 28, 2003, included elsewhere in this prospectus, which include, among others, discount rate, expected long-term rate of return on plan assets and rate of increase in compensation and health care costs. While we believe that our assumptions are appropriate, significant differences in our actual experience or assumptions may materially affect the amount of our pension and post-retirement benefits other than pension obligation and our future expense. Our actual return on pension plan assets was 8.2%, 6.5% and (5.75)% for the years ended January 2, 2005, December 28, 2003 and December 29, 2002, respectively. In comparison, our expected long-term return on pension plan assets was 8.96%, 8.96% and 8.97% for the years ended January 2, 2005, December 28, 2003 and December 29, 2002, respectively. The expected return on plan assets was established by analyzing the long-term returns for similar assets and, as such, no revisions have been made to adjust to actual performance of the plan assets.

New Accounting Pronouncements

        In October 2004, the U.S. government enacted the American Jobs Creation Act of 2004 ("Act"). This Act provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated to the U.S. provided certain criteria are met. We are currently analyzing the provisions of the Act and the feasibility of several alternative scenarios for the potential repatriation of a portion of the earnings of our non-U.S. subsidiaries. In general, it is our practice and intention to reinvest the earnings of our non-U.S. subsidiaries in those operations and therefore we do not currently anticipate repatriation of earnings under the Act.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, we will adopt SFAS No. 151 for the fiscal year beginning January 2, 2006. We are currently in the process of evaluating whether the adoption of this pronouncement will have a significant impact on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." This Statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 (revised 2004) requires that the compensation cost relating to stock options and other share-based compensation transactions be recognized at fair value in financial statements. Because we are a nonpublic entity as defined in SFAS No. 123 (revised 2004), this Statement is effective for us at the beginning of our fiscal year 2006. We will then be required to record any compensation expense using the fair value method in connection with option grants to employees after adoption. We are currently reviewing the provisions of this Statement and will adopt it no later than our fiscal year beginning January 2, 2006.

Fiscal Year

        Effective in 2002, our fiscal year ends on the Sunday nearest to December 31.

QuickLinks

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS